EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 2, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Rentrak Corporation and subsidiaries on Form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rentrak Corporation and subsidiaries on Forms S-8 (File Nos.; 333-28565, effective June 5, 1997; 333-39021, effective October 29, 1997; 333-62523, effective August 31, 1998; 333-110781, effective November 26, 2003; 333-110782, effective November 26, 2003; 333-136466, effective August 9, 2006; and 333-153643, effective September 24, 2008).

/s/ Grant Thornton LLP

Portland, Oregon

June 2, 2009